SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



     Date of report (Date of earliest event reported):    February 5, 1998



                        COMCAST UK CABLE PARTNERS LIMITED
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


   Bermuda                           0-24792               Not applicable
----------------                ----------------         -------------------
(State or Other                 (Commission File           (IRS Employer
Jurisdiction of                     Number)              Identification No.)
  Incorporation)


                      Clarendon House, 2 Church Street West
                            Hamilton, HM 11, Bermuda
           --------------------------------------------------------
           (Address of principal executive offices)      (Zip Code)




      Registrant's telephone number, including area code: (441) 295-5950
                                                          --------------


      ITEM 5. Other Events.

      On February 5, 1998, Comcast UK Cable Partners Limited ("Comcast UK") announced that it had entered into an Agreement and Plan of Amalgamation (the "Amalgamation Agreement") with NTL Incorporated, a Delaware corporation ("NTL"), and NTL (Bermuda) Limited, a Bermuda corporation and a wholly-owned subsidiary of NTL ("Merger Subsidiary"). As a result of the transaction, Comcast UK will become a wholly-owned subsidiary of NTL.

      Except in the circumstances described below, shareholders of Comcast UK will receive 0.3745 shares of NTL common stock for each one share of Comcast UK Class A or Class B common stock. If the average closing price of the NTL common stock for a specified period of time (the "Average Price") prior to the Comcast UK shareholders meeting is less than $26.70, then Comcast UK will have the option to terminate the transaction, subject to the right of NTL to adjust the exchange ratio such that one Comcast UK share will be exchanged for a number of shares of NTL common stock equal to $10. 00 (based on the Average Price).

      Among the assets of Comcast UK are ownership interests in Cable London plc
("London") and Birmingham Cable Corporation Limited ("Birmingham"). Pursuant to existing arrangements between Comcast UK and Telewest Communications plc ("Telewest"), a co-owner of interests in London and Birmingham, Telewest has certain rights ("Rights") to acquire either or both of Comcast UK's interests in these systems as a result of the transaction with NTL. However, as described in the following paragraphs, the consummation of the transaction is not dependent on the resolution of the Rights.

      If the Rights have been exercised by the closing of the transaction, Comcast UK shareholders may receive (at the option of NTL), in lieu of a portion of the consideration allocable to the interest subject to the exercised Right, the per share proceeds from the sale of the interest to Telewest (net of taxes on gain on sale), payable in cash or shares of NTL common stock valued at the greater of $30.00 per share or the Average Price at closing (the "Exercise Consideration"). Similarly, if at closing either of the Rights have not been exercised, Comcast UK shareholders may receive (at the option of NTL), shares of a new class of NTL preferred stock equal to a portion of the consideration allocable to the interest subject to the unexercised Right. Of the consideration to be received by the Comcast UK shareholders, the parties have allocated 31% to Comcast UK's interest in London and 17% to Comcast UK's interest in Birmingham.

      Any shares of NTL preferred stock would have the same voting and dividend rights as shares of the NTL common stock, would be subject to redemption as described below, and would be expected to be listed for trading on NASDAQ. If following closing the Rights are exercised, the preferred stock will be redeemed for the Exercise Consideration (based on the Average Price at the time of exercise). If the Rights are resolved without being exercised, the NTL preferred stock will be redeemed for NTL common stock on a one-for-one basis.

      Closing of the transaction is subject to the receipt of required Bermuda and UK regulatory approvals, the approval of the Comcast UK and NTL shareholders, the consent of the Comcast UK and NTL bondholders and the consent of the NTL bank lenders. Comcast Corporation, the sole holder of the multiple-voting Class B common stock of Comcast UK, has agreed to vote for the transaction, assuring its approval by the Comcast UK shareholders.

      Comcast UK holds ownership interests in four integrated cable television, residential telephony and business telephony systems in the United Kingdom. Comcast UK's equity interests in the respective systems are as follows: a 100% interest in Cambridge Cable, a 100% interest in the Teesside franchises, a 27.5% interest in Birmingham, and a 50% interest in London.

      On February 5, 1998, Comcast UK issued a press release (the "Press Release") announcing the Amalgamation Agreement with NTL. Attached hereto as Exhibits 2.1 and 99.1, respectively, are copies of the Amalgamation Agreement and the Press Release. The foregoing descriptions are qualified in their entirety by reference to the full text of such exhibits.


      ITEM 7(c). Exhibits.


Exhibit No.        Description
---------------    ---------------------------------------------------------
2.1                Agreement and Plan of Amalgamation dated as of February 4,
                   1998 among NTL Incorporated, NTL (Bermuda) Limited and
                   Comcast UK Cable Partners Limited.

99.1               Press Release dated February 5, 1998 from Comcast UK
                   Cable Partners Limited.




                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          COMCAST UK CABLE PARTNERS LIMITED


Dated: February 10, 1998                  By: /s/ Arthur R. Block
                                              -----------------------------
                                              Arthur R. Block
                                              Vice President and
                                              Senior Deputy General Counsel



                                INDEX TO EXHIBITS


Exhibit No.       Description
--------------    ------------------------------------------------------------
2.1               Agreement and Plan of Amalgamation dated as of February 4,
                  1998 among NTL Incorporated, NTL (Bermuda) Limited and
                  Comcast UK Cable Partners Limited.

99.1              Press Release dated February 5, 1998 from Comcast UK Cable
                  Partners Limited.